Exhibit 10.3

AMENDMENT TO THE NON-EMPLOYEE
DIRECTORS STOCK OPTION PLAN
OF AMTECH SYSTEMS, INC.

          This Amendment (this “Amendment”) to the Non-Employee Directors Stock Option Plan of Amtech Systems, Inc. (the “Plan”) is adopted by Amtech Systems, Inc., an Arizona corporation (the “Company”), effective July 8, 2005.

RECITALS

          WHEREAS, the Board of Directors (the “Board”) originally adopted the Plan on December 21, 1995, and the Plan was approved by the shareholders of the Company on February 29, 1996;

          WHEREAS, the Plan originally provided for (i) the reservation of 100,000 shares of common stock of the Company for issuance under the Plan, (ii) the issuance of 6,000 options to new directors to the Board and (iii) the issuance of 3,000 options annually to current directors, provided certain conditions are met;

          WHEREAS, as a result of a forward two-to-one stock split on March 29, 1996, and pursuant to Section 8 of the Plan, (i) the number of shares of common stock reserved for issuance under Section 2 of the Plan was increased to 200,000 shares, (ii) the number of options to be issued to new directors under Section 3(a) of the Plan was increased to 12,000 and (iii) the number of options to be issued annually to current directors under Section 3(b) of the Plan was increased to 6,000;

          WHEREAS, as a result of a reverse two-to-one stock split on March 15, 1999, and pursuant to Section 8 of the Plan, (i) the number of shares of common stock reserved for issuance under Section 2 of the Plan was decreased to 100,000 shares, (ii) the number of options to be issued to new directors under Section 3(a) of the Plan was decreased to 6,000 and (iii) the number of options to be issued annually to current directors under Section 3(b) of the Plan was decreased to 3,000;

          WHEREAS, the Plan was amended on March 15, 2001 to increase the number of options to be issued annually to current directors under Section 3(b) of the Plan from 3,000 to 5,000;

          WHEREAS, Section 9 of the Plan provides that the Plan may be amended from time to time by the Board, subject in certain circumstances to shareholders approval of such amendment;

          WHEREAS, the Board believes it is in the best interests of the shareholders to: (i) increase the number of shares of common stock issuable under the Plan by 100,000 shares, (ii) amend Section 3(a) of the Plan to provide that the Board will have discretion with respect to the number of shares covered by options issued to new directors and with respect to the date on which such options will be issued; (iii) amend Section 3(b) of the Plan to provide that the Board will have discretion with respect to the number of shares covered by options issued annually to current directors and with respect to the date on which such options will be issued; (iv) extend the Plan’s termination date to July 8, 2015; and (v) amend Section 11(a) to provide that the Board will have discretion with respect to the period during which options remain exercisable after a director ceases to serve on the Board, other than as a result of disability or death.

          NOW, THEREFORE, the following amendments to the Plan are adopted by the Company.

AMENDMENTS

               Effective as of July 8, 2005, Section 2 of the Plan is hereby amended and replaced in its entirety as follows:

          “2. Common Stock Subject to the Plan. Subject to increases and adjustments pursuant to Section 9 of the Plan, the number of Shares reserved and available for distribution under the Plan shall be two hundred thousand (200,000). If an Option shall expire or become unexercisable for any reason without having been exercised in full, the unauthorized Shares covered by the Option shall, unless the Plan shall have terminated, be available for future grants of Options.”

               Effective as of July 8, 2005, Section 3(a) of the Plan is hereby amended and replaced in its entirety as follows:

          “(a) Each individual who first becomes an Eligible Director after the Effective Date, whether through election by the stockholders or appointment of the Board, shall be granted at the time of such initial election or appointment, or on such other date as may be determined by the Board, an Option to purchase 6,000 shares of Stock, or such other number of shares of Stock as may be determined by the Board.”

               Effective as of July 8, 2005, Section 3(b) of the Plan is hereby amended and replaced in its entirety as follows:

          “(b) On the first business day following the Company’s Annual Meeting of Shareholders each year (the “Annual Grant Date”), beginning with the first business day following the 2005 Annual Meeting of Shareholders, or at such other date as may be determined by the Board, each individual who is at that time an Eligible Director shall be granted an Option under the Plan to purchase an additional 5,000 shares of Stock, or such other number of shares of Stock may be determined by the Board; provided such individual (i) has attended 75% of the meetings of the Board held during the 12-month period immediately preceding the Annual Grant Date, or (ii) if such individual was appointed or elected as a director during such 12-month period, he or she has attended 75% of the meetings of the Board held during his of her term as a director, and (iii) has attended 75% of the meetings of any Committee of the Board to which such individual has been appointed as a member during such 12-month period.”

               Effective as of July 8, 2005, the Plan is hereby amended to add Section 3(e) as follows:

          “(e) Notwithstanding any other provision of this Plan to the contrary, in the event of a departure of a director, due to resignation or otherwise, the Board shall have discretion to grant to such departing director an Option or Options to purchase such number of shares of Stock as the Board may determine and to fix the vesting and exercisability dates with respect thereto in recognition of such departing director’s service on the Board or any Committee thereof.”

               Effective as of July 8, 2005, Section 4 of the Plan is hereby amended and replaced in its entirety as follows:

          “4. Stockholder Approval. This Plan was adopted by the Board of Directors of the Company on December 21, 1995 (the “Effective Date”) and approved by the shareholders on February 29, 1996. The Board approved certain amendments to the Plan on March 15, 2001 and April 21, 2005. The shareholders approved certain amendments to the Plan on July 8, 2005. Options may be granted under the Plan on and after the Effective Date. No Option may be granted after July 8, 2015; provided, however, that the Plan and all outstanding Options shall remain in effect until such Options shall have been exercised, shall have expired or shall otherwise be terminated.”

               Effective as of July 8, 2005, Section 11(a) of the Plan is hereby amended and replaced in its entirety as follows:

          “(a) Termination as a Director. If an Optionee ceases to be a director, unless such cessation occurs due to death or disability, then the Option shall terminate on the date that is thirty (30) days from the date the Optionee ceases to be a director, or such other date as may be determined by the Board.”

* * * * *

          The undersigned, Robert T. Hass, Secretary of the Company, hereby certifies that the amendments described above were adopted by the Board on April 21, 2005 and by the Company’s shareholders on July 8, 2005.

Executed at Tempe, Arizona this 9th day of June, 2005.

Amtech Systems, Inc.,
an Arizona corporation

By:	/s/ Robert T. Hass

Robert T. Hass
Secretary